Exhibit 99.1

     Phase III Medical Appoints Dr. Joseph Zuckerman, Chairman of
   NYU Department of Orthopaedic Surgery, to Its Board of Directors

    MELVILLE, N.Y.--(BUSINESS WIRE)--Jan. 27, 2004--Phase III Medical, Inc. (OTCBB: PHSM) today announced that Joseph Zuckerman, M.D., has been appointed to the Company's Board of Directors. Since 1997, Dr. Zuckerman, age 52, has been Chairman of the NYU-Hospital for Joint Diseases Department of Orthopaedic Surgery and the Walter A. L. Thompson Professor of Orthopaedic Surgery at the New York University School of Medicine.
    Dr. Zuckerman is responsible for one of the largest departments of orthopaedic surgery in the country, providing orthopaedic care at five different hospitals including Tisch Hospital, the Hospital for Joint Diseases, Bellevue Hospital Center, the Manhattan Veteran's Administration Medical Center and Jamaica Hospital. He is also the Director of the Orthopaedic Surgery Residency Program, which trains over sixty residents in a five year program.
    Dr. Zuckerman holds leadership positions in national organizations and is President of the American Shoulder and Elbow Surgeons and Chair of the Council on Education for the American Academy of Orthopaedic Surgeons. He recently developed and successfully implemented a sponsorship program between the hospital and the New York Mets. His clinical practice is focused on shoulder surgery and hip and knee replacement and is the author or editor of ten textbooks, sixty chapters and over two hundred articles in the orthopaedic and scientific literature.

    Phase III Medical is a company involved in the pharmaceutical, biotechnology and life science industry. The Company provides capital and guidance to companies, within the medical sector, to acquire revenues, royalties and other contractual rights known as "royalty interests," that entitle it to receive a portion of revenue from the sale of pharmaceuticals, medical devices and biotechnology products.

    This Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to enter the medical sector or acquire any companies or technologies. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, it gives no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other reports filed with the Securities and Exchange Commission.

    CONTACT: Phase III Medical, Inc.
             Mark Weinreb, 631-574-4955